Exhibit 4.56

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (the "Agreement") is made as of March 16, 2001, by and between PopMail.com, inc., a Minnesota corporation (the "Company"), and Goben Enterprises L.P. (the "Purchaser").

WHEREAS, the Company desires to sell to Purchaser, and Purchaser desires to purchase, Five Hundred Thousand (500,000) shares of the Company's common stock, $.01 par value (the "Shares") for an aggregate price of Thirty- five Thousand Dollars ($35,000).

NOW, THEREFORE, in consideration of the mutual covenants and upon the terms and subject to the conditions set forth herein, the Company and Purchaser agree as follows:

    Acquisition of Shares. In accordance with the terms and conditions set forth herein, the Company hereby agrees to sell, transfer, convey and deliver to Purchaser, and Purchaser hereby agrees to acquire on the date hereof, all right, title and interest in the Shares. The aggregate purchase price of the Shares shall be Thirty-five Thousand Dollars ($35,000) payable upon the parties' execution of this Agreement. Promptly after the execution of this Agreement and receipt of the Purchaser's payment the Company shall deliver to Purchaser a stock certificate evidencing the Shares.

    Representations, Warranties and Covenants of the Purchaser. The Purchaser represents and warrants to the Company as follows:

    Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Purchaser in accordance with the terms hereof.

    Representations, Warranties and Covenants of the Purchaser.

    Purchaser has been given access to full and complete information regarding the Company (including the opportunity to meet with Company officers and review such other documents as Purchaser may have requested in writing).

    Purchaser represents that it is an "Accredited Investor," as that term is defined in Rule 501(a) promulgated in connection with the Securities Act of 1933, as amended.

    Purchaser is experienced and knowledgeable in financial and business matters, is capable of evaluating the merits and risks of investing in the Shares, and does not need or desire the assistance of a knowledgeable representative to aid in the evaluation of such risks.

    Purchaser realizes that a purchase of the Shares represents a speculative investment involving a high degree of risk.

    Purchaser realizes that the Shares have not been registered for sale under the Securities Act of 1933, as amended, (the "Act"), or applicable state securities laws (the "State Laws") and may be sold only pursuant to registration under the Act and State Laws, or an opinion of counsel satisfactory to counsel for the Company that such registration is not required.

    Purchaser is a resident of the State of Florida.

    Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to Purchaser as follows:

    Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Purchaser in accordance with the terms hereof.

    No Legal Bar. The Company is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no such action or proceeding is pending against Company which questions the validity of this Agreement or any of the transactions contemplated hereby.

    Regulatory Approvals. There are no consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Company in order to permit the consummation of the transactions contemplated by this Agreement.

    Registration Under the Securities Act of 1933. The Company shall include the Shares in its next registration statement filed under the Act. The Company shall prepare and file a registration statement under the Act (the "Registration Statement") registering the Shares for resale within 90 days of the date of this Agreement. The Company shall bear all expenses and fees incurred in connection with the preparation, filing, and amendment of the Registration Statement with the Securities and Exchange Commission, except that the Purchaser (or its assignee) shall pay (i) all fees, disbursements and expenses of any counsel or expert retained by Purchaser and (ii) all underwriting discounts and commissions, filing fees and any transfer or other taxes relating to the Shares included in the Registration Statement.

4. Legend. The certificates representing the Common Shares shall have imprinted a legend containing substantially the following language:

"The securities represented by this certificate have not been registered under either the Securities Act of 1933, as amended, or applicable state securities laws and may not be sold, transferred, assigned, offered, pledged or otherwise distributed for value unless there is an effective registration statement under such Act and such laws covering such securities, or the Company receives an opinion of counsel acceptable to the Company stating that such sale, transfer, assignment, offer, pledge or other distribution for value is exempt from the registration and prospectus delivery requirements of such Act and such laws."

5. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without giving effect to the principles of conflict of laws.

    Entire Agreement; Severability and Enforcement.

    This Agreement and the instruments delivered pursuant hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof. This Agreement may be amended or supplemented only by a writing signed by all of the parties hereto.

    Each provision of this Agreement is severable. If any provision of this Agreement is found to be unenforceable or in violation of any statute, rule, regulation, order or decree of any governmental authority, court or agency, then such provision shall be modified to the minimum extent necessary so as to render it enforceable and cure such violation, and all other provisions hereof shall remain in full force and effect notwithstanding such violation.

    Facsimile/Counterpart Execution. This Agreement may be executed by facsimile transmitted signature, and both parties agree that the reproduction of signatures by way of telecopying devices shall be treated as though such reproductions were executed originals. This Agreement may be executed in counterparts, each of which shall be considered an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

PopMail.com, Inc.

By:_____________________________ ____________________________ __

Stephen J. Spohn Goben Enterprises L.P. ("Purchaser")

Chief Financial Officer By:____________________________

PopMail.com, Inc. SS#:_________________________

1333 Corporate Drive, Suite 350 Address: ______________________

Irving, TX 75038 ______________________________

_________________________